Exhibit 3.01

STATEMENT OF RESOLUTIONS ESTABLISHING A SERIES OF
PREFERRED STOCK OF BIOMODA, INC.
SERIES B PREFERRED STOCK

Pursuant to the provisions of NMSA 1978, Section 53-11-16 (2001) and Article 4 of the Articles of Incorporation, as amended, of Biomoda, Inc. (the “Corporation”), the Board of Directors of the Corporation has duly adopted the following resolutions on August 22, 2011, establishing a series of Preferred Stock of the Corporation and fixing the designations, preferences, privileges and voting powers of such series and the restrictions and limitations thereon:

RESOLVED, that there is hereby established a series of Preferred Stock of the Corporation with the designations, preferences, privileges and voting powers, and restrictions and limitations, as follows (capitalized terms used in these resolutions having the respective meanings specified in the Articles, as amended, of the Corporation):

1. Designation and Number of Shares.  There shall be hereby created and established a series of Preferred Stock designated as “Series B Preferred Stock” (the “Series B Preferred Stock”).  The authorized number of shares of Series B Preferred Stock shall be 100.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

2. Rank.

(a) The Series B Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank (i) senior to all classes of common stock of the Corporation (including, without limitation, the  Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation), and (ii) senior to each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series B Preferred Stock (the “Junior Stock”).

(b) Notwithstanding anything to the contrary contained in the Articles of Incorporation of the Corporation, the vote of the holders of a majority of the Series B Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock ranking senior to the Series B Preferred Stock in the event of a Liquidation.

3. Dividends.  The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends.

4. Liquidation Preference.

(a) Priority Payment.  Upon the occurrence of a Liquidation,  the holders of shares of Series B Preferred Stock shall be entitled to be paid for each share of Series B Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $0.01 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series B Preferred Stock, the “Liquidation Preference”) plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series B Preferred Stock, before any payment or distribution is made to any Junior Stock.  If the assets of the Corporation available for distribution to the holders of Series B Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series B Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) No Additional Payment.  After the holders of all shares of Series B Preferred Stock shall have been paid in full the amounts to which they are entitled in paragraph 4(a), the shares of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

(c) Notice.  Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

(d) Option.  At the election of the holders of two-thirds (2/3) of the Series B Preferred Stock, a Sale Transaction shall be deemed to be a Liquidation pursuant to this Section 4.  Any securities of the surviving Person to be delivered to the holders of shares of Series B Preferred Stock pursuant to this Section 4(d) shall be valued as follows:

(i) With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

(ii) With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Series B Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series B Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series B Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series B Preferred Stock.

5. Redemption.  The Corporation shall have the right to redeem the outstanding shares of Series B Preferred Stock at $600.00 per share (the “Redemption Amount”). To exercise this right, the Corporation must deliver to the holder an irrevocable written notice (a “Redemption Notice”), indicating the date the Corporation intends to pay the Redemption Amount (the “Redemption Date”). The holders of Series B Preferred Stock on the Redemption Date shall have the right to receive such amount in cash equal to the Redemption Amount per share of Series B Preferred Stock, such amount to be paid on the Redemption Date, and each share of Series B Preferred Stock shall have no further rights.

6. Voting Rights.

In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following rights:

(a) Each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast such number of votes equal to 0.51% of the total number of votes entitled to be cast.  For purposes of clarification, a holder of all 100 shares of Series B Preferred Stock will have the right to cast 51% of the total number of votes entitled to be cast.  For example, if there are 1,000,000 shares of common stock issued and outstanding, each with the right to cast one vote per share, each share of Series B Preferred Stock will be entitled to cast 10,408 votes and the 100 shares of Series B Preferred Stock will be entitled to cast 1,040,816 votes (1,040,816/2,040,816 = 51%).

(b) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least 51% of the outstanding shares of Series B Preferred Stock, voting separately as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to authorize, adopt or approve an amendment to the Articles of Incorporation that would increase or decrease the par value of the shares of Series B Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Series B Preferred Stock, or otherwise affect the rights of the shares of Series B Preferred Stock adversely, including, without limitation, the liquidation preference provisions.

7. Conversion. The shares of Series B Preferred Stock shall not be convertible.

8. Business Day.  If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

9. Definitions.  As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York or the State of Pennsylvania are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Common Stock” shall have the meaning ascribed to it in Section 2(a) hereof.

“Corporation” shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

“Junior Stock” shall have the meaning ascribed to it in Section 2(a) hereof.

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Liquidation Preference” shall have the meaning ascribed to it in Section 4(a) hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Series B Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

RESOLVED FURTHER, that (i) the Corporation shall file in the office of the New Mexico Public Regulation Commission, the statement prescribed by NMSA 1978, Section 53-11-16.D; and (ii), the resolution establishing and designating the “Series B Preferred Stock“ upon approval by the Board of Directors shall be effective and determining the relative rights and preferences thereof, shall become effective and shall constitute a Statement of Resolution to the articles of incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Statement of Resolutions to be executed this 22nd day of August, 2011.

Biomoda, Inc.

/s/ MARIA ZANNES
Maria Zannes
Chief Executive Officer